November 11, 1998

          Mr. O. Ray Strickland, President
          ORAYCOM, Inc.
          2625 N. Josey Lane, #101
          Carrollton, TX  75006

          Re: Letter Agreement to Sell Back
          100% of Capital Stock of ORAYCOM
          to O. Ray Strickland and O. Ray
          Strickland IRA


          Dear Ray,

          Per our conversation, here is the Letter agreement to sell 100% of the capital stock of ORAYCOM back to you individually and your IRA.

          Background:
          ----------

          On June 1, 1997, Synaptx Worldwide, Inc. (the "Company") purchased all of the capital stock of ORAYCOM, Inc. ("ORAYCOM") from O. Ray Strickland ("Strickland") for 142,858 shares of the Company's (SYTX) common stock. Strickland subsequently gifted 14,750 of those shares to existing employees, leaving him with 128,108 shares from the original transaction. Additionally, Strickland holds 67,136 shares of Synaptx stock in his IRA account ("Strickland IRA"), acquired via normal purchase and as additional consideration to the original sale of ORAYCOM. He also holds additional shares individually (i.e. outside his IRA), acquired via normal purchase.

          Strickland has a five year non-compete agreement with the Company
          (SYTX).

          Intention:
          ---------

          It is the intention of the Chairman of the Company, Ronald Weindruch, ("Weindruch") to sell, and Strickland and Strickland IRA (collectively, "Strickland Group") to purchase 100% of the capital stock of ORAYCOM from the Company (SYTX), in effect selling ORAYCOM back to its prior owner. The transaction will be consummated at the close of business November 30, 1998.

          Following is a description of the general conditions regarding some of the major assets and liabilities of ORAYCOM, as agreed upon by Weindruch and Strickland Group.

          Employees:
          ---------

          Synaptx will honor all commitments to employees through November 30, 1998, the period through which ORAYCOM is a subsidiary of Synaptx. This includes all earned salaries, unreimbursed expenses, and accrued unpaid bonuses through November 30, 1998.

          Effective November 30, 1998, any employment relationship, either express or implied, between O. Ray Strickland and Synaptx Worldwide, Inc. and/or any of its subsidiaries will terminate. The employment contract with Strickland will be mutually terminated on November 30, 1998. Strickland will be entitled to receive his accrued override earned through November 30, 1998 pursuant to his employment contract. This override will be paid no later than December 20, 1998. All earn-out provisions of the original purchase agreement, are deemed to be null and void as of November 30, 1998.

          Accounts Payable/Expenses:
          -------------------------

          The Company (SYTX) will pay all unpaid invoices (including accrued late fees, finance charges, penalties, etc....) for services rendered by outside vendors and suppliers through November 30, 1998. In the event that an invoice overlaps ownership periods (e.g. telephone bills), the Company will make an allocation and pay the amount pertaining to the period prior to November 30, 1998. All expenses and payables incurred after that date will be the responsibility of Strickland Group.

          Accounts Receivable/Revenues:
          ----------------------------

          The Company (SYTX) is entitled to receive the next normal monthly commission check from each of the following principals: Reltec, Thomas & Betts, Allied Telesyn, Great Lakes, Electroline, Comsonics, Tempo, Harmonic Lightwaves, and CSP. In addition, one of ORAYCOM's principals, AMP, is currently behind in payment several months. Therefore, the Company is entitled to receive all back commissions up to and including payment through November 30, 1998. Both parties agree to forward the receipt of commissions to the other party in the case of a misdirected payment by a principal. All commission receipts subsequent to those mentioned above will become the property of Strickland Group.

          Wells Fargo Line of Credit:
          --------------------------

          Strickland Group agrees to assume responsibility for the line of credit at Wells Fargo with an approximate principal balance of $18,600. The Company (SYTX) agrees not to make additional principal draws on the line. The Company is responsible for paying interest current through November 30, 1998.

          Leases:
          ------

          Strickland Group agrees to assume the responsibility for the lease covering the Josey office space. The Company (SYTX) will pay the lease current through November 30, 1998.

          Strickland Group agrees to assume responsibility for the leases on autos driven by Steve Roach, Steve Snyder and Strickland. The Company (SYTX) will pay the leases current through November 30, 1998.

          The Company (SYTX) agrees to continue assuming the liability for the remaining two autos currently being billed to ORAYCOM, specifically the autos being driven by Ben Estes in Arizona, and Rick Montes in California.

          Strickland agrees to assume the leases on the furniture and computer system in the Carollton, TX office. The Company (SYTX) will pay the leases current through November 30, 1998.

          Consideration:
          -------------

          In consideration of the above, Strickland Group will give to the Company (SYTX) 80,000 shares of Capital stock of the Company
          (SYTX), payable as follows:

          At closing - 67,136 shares
          No later than January 15, 1999 - 12,864 shares

          In the event the remaining shares are not conveyed to the Company
          (SYTX) by January 15, 1999, the Company (SYTX) has the right to demand immediate payment in cash of $25,728, or Strickland Group will be in default.

          In consideration of the above, Synaptx will agree to terminate the non-compete agreement in place with Strickland, allowing him to pursue continuation of ORAYCOM as an ongoing entity.

          Ray, please sign your agreement so we can move this agreement along quickly.

          Sincerely,


          \s\ Ronald L. Weindruch
          Ronald L. Weindruch
          Chairman & CEO


          I agree to the terms noted in the Letter Agreement to purchase 100% of ORAYCOM, Inc. Capital Stock back from Synaptx and agree to move toward final resolution by November 30, 1998.


          \s\ O. Ray Strickland
          ---------------------------        -----------------------
          O. Ray Strickland                                      Date,
          Individually and on behalf of
          ORA Strickland, IRA.